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                                                                    Exhibit 99.1

                            SYMYX TECHNOLOGIES, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT

Dear Optionee:

            As you know, on November 30, 2004, (the "Closing Date") Symyx Technologies, Inc. ("Symyx") acquired IntelliChem, Inc. ("IntelliChem") through a merger transaction (the "Merger") in accordance with the terms and conditions of that certain Agreement and Plan of Merger by and among Symyx, Orion Acquisition Corporation ("Orion"), and IntelliChem (the "Merger Agreement"). On the Closing Date, you held one or more outstanding unvested options to purchase shares of IntelliChem common stock granted to you under the IntelliChem 2003 Stock Option Plan, (the "Plan") and documented with a Stock Option Agreement (the "Option Agreement") issued to you under the Plan (the "IntelliChem Options"). In accordance with the Merger Agreement, on the Closing Date Symyx assumed all obligations of IntelliChem under the IntelliChem Options. This Agreement evidences the assumption of the IntelliChem Options, including the necessary adjustments to the unvested IntelliChem Options required by Section
2.2.2 of the Merger Agreement.

            Your unvested Options immediately before and after the Merger are as follows:

       INTELLICHEM STOCK OPTIONS                SYMYX ASSUMED OPTIONS
---------------------------------------   ---------------------------------
No. of Shares of   IntelliChem Exercise   No. of Shares of   Symyx Exercise
  IntelliChem            Price                 Symyx              Price
 Common Stock          Per Share            Common Stock        Per Share
----------------   --------------------   ----------------   --------------

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

            Unless the context otherwise requires, any references in the Plan and the Option Agreement (i) to the "Company" or the "Corporation" mean Symyx,
(ii) to "Stock," "Common Stock" or "Shares" means shares of Symyx Common Stock,
(iii) to the "Board of Directors" or the "Board" means the Board of Directors of Symyx and (iv) to the "Committee" means the Compensation Committee of the Symyx Board of Directors. All references in the Option Agreement and the Plan relating to your status as an employee of IntelliChem will continue to refer to your status as an employee of IntelliChem. To the extent the Option Agreement allowed you to deliver shares of IntelliChem common stock as payment for the exercise price, shares of Symyx common stock may be delivered in payment of the adjusted exercise price, and the period for which such shares were held as IntelliChem common stock prior to the Merger will be taken into account.

            The grant date, vesting commencement date, vesting schedule and the expiration date of your assumed IntelliChem Options remain the same as set forth in your Option Agreement, but the number of shares subject to each vesting installment has been adjusted to reflect the Option Exchange Ratio contemplated in the Merger Agreement and the number of vested shares as of

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the Closing were automatically exercised pursuant to the terms of the Merger
Agreement. All other provisions which govern either the exercise or the termination of the assumed IntelliChem Option remain the same as set forth in your Option Agreement, and the provisions of the Option Agreement (except as expressly modified by this Agreement and the Merger) will govern and control your rights under this Agreement to purchase shares of Symyx common stock. Upon your termination of employment with Symyx or any of its present or future subsidiaries, you will have the limited time period specified in your Option Agreement to exercise your assumed IntelliChem Options to the extent outstanding at the time, after which time your IntelliChem Options will expire and NOT be exercisable for Symyx common stock.

            Nothing in this Agreement or your Option Agreement interferes in any way with your rights and Symyx's rights, which rights are expressly reserved, to terminate your employment at any time for any reason, except to the extent expressly provided otherwise in a written agreement executed by both you and Symyx. Any future options, if any, you may receive from Symyx will be governed by the terms of the applicable Symyx stock option plan, and such terms may be different from the terms of your assumed IntelliChem Options, including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

            Please sign and date this Agreement and return it promptly to the address listed above. If you have any questions regarding this Agreement or your assumed IntelliChem Options, please contact [______________] by phone at [( ) xxx-xxxx] or by mail at ______________, _______, California, _________.

                             SYMYX TECHNOLOGIES, INC.

                             By: ____________________________________

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                                 ACKNOWLEDGMENT

                  The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her IntelliChem Options hereby assumed by Symyx are as set forth in the Option Agreement, the Plan, and such Stock Option Assumption Agreement.

DATED: __________________, 2004             ___________________________________
                                                  <<EMPLOYEE>>, OPTIONEE